PENN Capital Management Company, Inc.
Code of Ethics
Adopted Under Rule 17j-1 (Investment Company Act of 1940)
While affirming its confidence in the integrity and good faith of all of its officers and trustees, PENN Capital Management Company, Inc., (“PCM”), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers, employees and trustees could place such individuals, if they engage in personal transactions in securities which are eligible for investment by PCM, in a position where their personal interest may conflict with that of PCM’s clients.
In view of the foregoing and of the provisions of Rule 17j-1 (b) (1) under the Investment Company Act of 1940 (the “1940 Act”), PCM has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.
I. Statement of General Principles.
In recognition of the trust and confidence placed in PCM by the clients of its funds, and to give effect to PCM’s belief that its operations should be directed to the benefit of the clients of its funds, PCM hereby adopts the following general principles to guide the actions of its trustees, officers and employees.
1)	The interests of PCM’s fund shareholders, separate account clients, and private fund investors are paramount, and all of PCM’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the fund shareholders before their own.

2)	All personal transactions in securities by PCM’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of PCM and its clients.

3)	All of PCM’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to PCM, or that otherwise bring into question the person’s independence or judgment.

4)	All of PCM’s personnel are required to adhere and promote compliance with applicable federal securities laws and governmental rules and regulations.

5)	All of PCM’s personnel are required to promptly report to their department head and to the Chief Compliance Officer any “CODE VIOLATIONS”.

II. Definitions.
1)	“Access Person” shall mean (i) each trustee or officer of PCM, (ii) each employee of PCM (or of any company in a control relationship to PCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by PCM’s clients or any series thereof (herein a “Fund”), or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any natural person in a control relationship to PCM who obtains information concerning recommendations made to or by PCM with respect to the purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) each director, officer or general partner of any principal underwriter for a Fund, but only where such person in the ordinary course either makes, participates in, or obtains information regarding the purchase or sale of securities by the Funds(s), or whose functions relate to the making of recommendations regarding securities to the Funds(s); and (v) any natural person in a control relationship with a Fund or any of the Funds’ advisers or sub-advisers who obtain information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

2)	“Beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider him/her the beneficial owner of any securities in which he/she has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

3)	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act. Section 2(a) (9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

4)	“Independent Trustee” means a Trustee of a fund who is not an “interested person” of PCM within the meaning of Section 2(a) (19) of the 1940 Act.

5)	“Initial Public Offering” (“IPO”) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

6)	“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

7)	“Special Purpose Investment Personnel” means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of PCM or any Fund thereof is discussed or carried on), obtains contemporaneous information regarding the purchase or sale of a security by PCM. Special Purpose Investment Personnel shall occupy this status only with respect to those securities as to which he or she obtains such contemporaneous information.

8)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

9)	“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper and registered, open-end mutual funds.

10)	A “Security held or to be acquired” by PCM for any Fund means (A) any Security which, within the most recent seven (7) days, (i) is or has been held by PCM or any Fund advised by PCM, or (ii) is being or has been considered by the Fund’s investment adviser for purchase by the Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

11)	A Security is “being purchased or sold” by a Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for PCM until the time when such program has been fully completed or terminated.
III. Prohibited Purchases and Sales of Securities.
1)	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund advised by PCM:

a) Employ any device, scheme or artifice to defraud such Client;

b) Make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c) Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Client; or

d) Engage in any manipulative practice with respect to a Client.

2)	No Special Purpose Investment Personnel may purchase or sell, directly or indirectly, any Security as to which such person is a Special Purpose Investment Personnel in which he had (or by reason of such transaction acquires) any Beneficial Ownership at any time within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by any Fund.

3)	No Special Purpose Investment Personnel may sell a Security as which he or she is a Special Purpose Investment Personnel within 60 days of acquiring beneficial ownership of that Security.

IV. Additional Restrictions and Requirements
1)	Pre-approval of IPOs and Private Placements — Each Access Person must obtain approval from the Review Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a Private Placement.

2)	No Access Person shall accept or receive any gift of more than de-minimis value from any person or entity that does business with or on behalf of PCM.

3)	Each Access Person who is not required to provide such information under the terms of a Fund’s code of ethics must provide to the Review Officer a complete listing of all securities owned by such person as of the end of a calendar quarter. The initial listing must be submitted within 10 days of the date upon which such person first becomes an Access Person of PCM, and each update thereafter must be provided no later than 30 days after the start of the subsequent year.
V. Reporting Obligation.
1)	Each Access Person shall request from their respective brokerage firm, copy(s) of personal trade confirms to be sent to PCM. The written request should be printed in the company’s letterhead and signed by the Chief Compliance Officer together with the employee’s signature.

2)	Each Access Person shall report all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an officer designated to receive his or her reports (“Alternate Review Officer”), who shall act in all respects in the manner prescribed herein for the Review Officer.

3)	Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
a) The date of the transaction, the title and the number of shares or the principal amount of each security involved;
b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c) The price at which the transaction was effected;
d) The name of the broker, dealer or bank with or through whom the transaction was effected; and
e) The date the report was submitted by the Access Person.

3)	In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated

4)	An Independent Trustee shall report transactions in securities only if the Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15 day period immediately preceding or following the date of the transaction, such security was purchased or sold, or was being considered for purchase or sale, by a fund. (The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of any fund’s portfolio holdings, market considerations, or such fund’s investment policies, objectives and restrictions.)

5)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.
VI. Review and Enforcement.
1)	The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of PCM and a list of securities being considered for purchase or sale by PCM for the Funds advised by PCM to determine whether a violation of this Code may have occurred. Before making any determination that any person has committed a violation, the Review Officer shall give such person an opportunity to supply additional explanatory material.

2)	If the Review Officer determines that a violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Executive Committee of PCM and outside counsel, who shall make an independent determination as to whether a violation has occurred.

3)	If the Executive Committee and outside counsel find that a violation has occurred, the Executive Committee shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of each Fund advised by PCM.

4)	No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of an Executive Committee member is under consideration, any other members shall act in all respects in the manner prescribed herein for the said member.

VII. Records.
PCM shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.
1)	A copy of this Code and any other code, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2)	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3)	A copy of each report made by an officer or trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in a convenient accessible place.

5)	A copy of each annual report to the Board of Trustees will be maintained for at least five years, and the first two years in an easily accessible place.
VIII. Miscellaneous
1)	Confidentiality. All reports of securities transactions and any other information filed with PCM pursuant to this Code shall be treated as confidential.

2)	Interpretation of Provisions. The Executive Committee of PCM may from time to time adopt such interpretations of this Code as it deems appropriate.

3)	Periodic Review and Reporting. The Compliance Committee Chairman of PCM shall report to the Executive Committee at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

PENN Capital Management Company, Inc.
CODE OF ETHICS
MEMORANDUM
As an employee of PENN Capital Management you are required to follow and maintain a high standard of ethics as established in PCM’s Code of Ethics.
Please sign below stating that you have received and reviewed the Code of Ethics and return to the Human Resources.
I HAVE RECEIVED AND REVIEWED PENN CAPITAL’S CODE OF ETHICS.

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Revised: October 29, 2008